UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2008

EXTERRAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33666 (Commission File Number)	74-3204509 (IRS Employer Identification No.)

4444 Brittmoore Road, Houston, Texas (Address of principal executive offices)	77041 (Zip Code)
Registrant’s telephone number, including area code: (713) 335-7000
N/A
(Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 9, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Exterran Holdings, Inc. (“Exterran”) adopted the Exterran Annual Performance Pay Plan (the “Plan”), effective January 1, 2008. Under the Plan, participating employees will be eligible to receive an annual cash award under the Plan based on Exterran’s level of achievement of specified performance objectives established by the Committee for that year and the individual participant’s performance assessment, which will be determined primarily through that employee’s performance evaluation for that year. The amount of a participant’s award under the Plan for a given year will be calculated by multiplying (i) a target percentage of that participant’s base salary by (ii) the level of Exterran’s achievement of the applicable company performance objectives (ranging from 0% to 200% of the target company performance level) for that year by (iii) the participant’s individual performance coefficient (ranging from 0% to 125%) for that year.
     In general, a participant must be an active employee as of January 1, the last business day of the year and the payment date to receive an award under the Plan. The chief executive officer may allow plan participation and the eligibility for receipt of a prorated award by a newly hired employee or, subject to the approval of the Committee, a newly appointed executive officer for the year in which such hiring or appointment occurred. If a participant’s employment terminates because of death or retirement, the participant will receive a prorated award for the applicable plan year. If a participant’s employment terminates for any other reason, the participant generally will not receive an award for that plan year. In the event of a corporate change, as defined in the Plan, a participant will receive the target amount of his or her award for the year in which the change occurs, prorated to the date on which the change occurs.
     For 2008, the Committee has adopted the following company performance measures under the Plan:
     (1) The incident rate for both recordable injuries and lost time accidents for all employees worldwide;
     (2) EBITDA, defined for purposes of the Plan as net income plus income taxes, interest expense, depreciation and amortization expense, impairment charges, merger and integration expenses, minority interest, excluding non-recurring items, and extraordinary gains or losses;
     (3) The growth in U.S. working horsepower from year to year;
     (4) The sum of (i) bookings made in 2008 outside the United States and Canada related to sales of compression equipment, production equipment and processing equipment (installation sales are not included as part of bookings) and (ii) the monthly revenue of new contract operations projects outside the United States and Canada signed in 2008 multiplied by the number of months of the initial contract term of each such project; and
     (5) Specific dollar-cost savings activities that have been achieved since February 5, 2007 (the date of the announcement of the proposed merger between Exterran’s predecessor companies) as a direct result of merger-related activity, expressed as an annualized run-rate of savings.
     For each 2008 company performance measure, there are three levels of attainment: threshold (50% of objective), target (100% of objective) and maximum (200% of objective). No awards will be made for any performance measure for which the threshold is not met; funding between the threshold and maximum levels will be prorated.

     The Plan includes among its eligible participants the executive officers who are expected to be Exterran’s “named executive officers” for 2007. The target 2008 bonus opportunity for the anticipated named executive officers (expressed as a percentage of each executive officer’s base salary for 2008) is as follows:

Stephen A. Snider	100%
J. Michael Anderson	70%
Brian A. Matusek	70%
Steven W. Muck	50%
Kenneth R. Bickett	36%
     Exterran anticipates that awards under the Plan for the year ending December 31, 2008 will be determined and paid in the first quarter of 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.
Date: January 15, 2008	By:	/s/ J. Michael Anderson
J. Michael Anderson
Senior Vice President and Chief Financial Officer